LEUCADIA NATIONAL CORPORATION
                               315 Park Ave. South
                            New York, New York 10010
                                  212-460-1900



PRESS RELEASE

For Immediate Release
---------------------
Contact:  L. Ulbrandt
          212-460-1900



                          LEUCADIA NATIONAL CORPORATION
                             ANNOUNCES PLAN TO STUDY
                                RECAPITALIZATION



New York, New York -- May 18, 1998. Leucadia National Corporation (NYSE and PCX:
"LUK") today said that it is studying a possible restructuring of the Company's capitalization.

The possible restructuring will be discussed at tomorrow's annual shareholders meeting. Ian M. Cumming, Chairman, stated that, as a result of the current state of asset valuations in the world and the tremendous growth in the Company's assets, particularly its cash, he and Joseph S. Steinberg, President, have concluded that they are not comfortable being responsible for investing the large amount of shareholders' funds now held by the Company. As a result, the Company announced that it is studying a recapitalization as a way of returning to shareholders in a tax efficient manner a significant amount of shareholder value. A recapitalization is presently contemplated to include a significant cash payment and may include the distribution to shareholders of the Company's subsidiary, Empire Insurance Company, a New York property and casualty company.

The Company has not determined the specific form any such recapitalization may take. Depending upon the structure of the recapitalization, its implementation may require the making of an offer to purchase to, or the consent or waiver from, the holders of the Company's outstanding senior subordinated public debt, as well as shareholder approval and regulatory approval. Any such offer to purchase would be made pursuant to the indentures governing such indebtedness and would be at a price of 101% of principal amount.

No assurances can be given that a recapitalization will be approved by the Company, or, if approved, that it will be consummated.